Exhibit 10.11

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 21, 2004, between Mill Services Corporation, a Delaware corporation (“Company”) and Joseph Curtin (“Executive”). Any capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Section 4A hereof.

WHEREAS, Executive is currently employed as the President and Chief Operating Officer of Tube City, LLC (“Tube City”), pursuant to the terms of an executive securities agreement dated as of September 11, 2003 (the “Current Agreement”);

WHEREAS, upon the closing of the transactions (the “Closing”) described in a Unit Purchase Agreement dated as of November 18, 2004 (the “Unit Purchase Agreement”), all of the outstanding membership units of Tube City Holdings, LLC (“Tube City Holdings”), the parent of Tube City, will be acquired by the Company, currently a wholly-owned subsidiary of Wellspring Capital Partners III, L.P., a New York limited partnership (“Wellspring”); and

WHEREAS, upon the Closing, the Company desires that Executive serve as the President and Chief Operating Officer of Tube City, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and Executive hereby agree as follows:

Section 1. Grant of Stock Option. Effective as of the Closing, Executive will be granted an option to purchase shares of common stock of the Company (the “Option”). The Option will be granted pursuant to the Company’s Stock Option Plan and on terms and conditions to be set forth in a grant letter, which shall be in substantially the form attached.

Section 2. Terms and Conditions of Employment Between the Company and Executive.

2A. Employment; Duties.

(a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Closing and ending as provided in Section 2D hereof (the “Employment Period”).

(b) During the Employment Period Executive shall report to the Chief Executive Officer of the Company (which, as of the Closing will own all of the business and assets of International Mill Service, Inc. and Tube City Holdings), and shall initially serve as the President and Chief Operating Officer of Tube City or in such other senior managerial capacities of Tube City, the Company or its subsidiaries as requested by the Chief Executive Officer.

(c) During the Employment Period, Executive shall devote his full business time and attention to the business and affairs of the Company and its subsidiaries. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment, or perform other services for compensation.

(d) The Company and the Executive agree that Executive’s primary office shall be at the Company’s place of business in Glassport, Pennsylvania, subject to reasonable travel requirements.

2B. Base Salary and Benefits.

(a) During the Employment Period, the Company shall pay Executive an annual base salary of $500,000 (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time).

(b) In addition to the Base Salary, during the Employment Period, Executive will be eligible to earn an annual bonus under a bonus plan to be established by the Company, payable in accordance with the Company’s customary practices, as determined by the Board in its sole discretion based upon the Company’s achievement of budgetary and other objectives set by the Board; provided that, in determining the amount of the annual bonus, if any, to be paid to Executive, the Board shall, in determining whether the Company has achieved the budgetary and other goals set by the Board, disregard any payments by the Company and its subsidiaries to Wellspring and affiliates.

(c) During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executives of the Company and its subsidiaries are generally eligible.

(d) During the Employment Period, the Company shall (without duplication of any employee benefits provided to Executive pursuant to other provisions of this Agreement) reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e) All amounts payable or otherwise provided to Executive pursuant to this Agreement shall be subject to all applicable withholding and deduction obligations.

2C. Deferred Compensation. In addition to any other payments or benefits under this Agreement, Executive shall be entitled to Normal Retirement Benefits or Early Retirement Benefits (as hereinafter defined) in accordance with the following:

(a) Normal Retirement Benefits. Subject to Section 2C(f) hereof, when Executive attains 65 years of age, or if later, upon separation of service, Executive shall be entitled to retire from the Company and to receive retirement benefits of Forty Thousand Dollars ($40,000) annually (“Normal Retirement Benefits”), payable, commencing as of the first of the month following the month in which normal retirement occurs, in equal monthly installments, for a period of ten (10) years. Notwithstanding the forgoing, if Executive is deemed to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the of the Internal Revenue Code and the regulations and guidance issued thereunder relating to deferred compensation, then such Normal Retirement Benefits shall commence as of the first of the month after the sixth month following the date in which separation from service on account of the Executive’s normal retirement occurs.

(b) Early Retirement Benefits. If the Executive separates from service from the Company at or after he attains age 55 and before he attains age 65 and subject to Section 2C(f) hereof, Executive shall be entitled to receive retirement benefits of Twenty Thousand Dollars ($20,000) at age 55, plus Two Thousand Dollars ($2,000) for each full year of age attained between ages 55 and 65 as determined at the date of early retirement to a maximum of Thirty Eight Thousand Dollars ($38,000) at age 64 (“Early Retirement Benefits”), the Early Retirement Benefits as so calculated to be payable annually, commencing as of the first of the month following the month in which early retirement occurs, in equal monthly installments, for a period of ten (10) years. Notwithstanding the forgoing, if Executive is deemed to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the of the Internal Revenue Code and the regulations and guidance issued thereunder relating to deferred compensation, then such Early Retirement Benefits shall commence as of the first of the month after the sixth month following date in which separation from service on account of the Executive’s normal retirement occurs.

(c) Vesting and Forfeiture of Normal Retirement Benefits or Early Retirement Benefits. Executive shall vest in his Normal Retirement Benefits and Early Retirement Benefits at the rate of ten percent (10%) per year of employment as measured by the date Executive first became an employee of Tube City (or its predecessor, Tube City, Inc.). Executive shall forfeit any and all rights to receive any of the vested Normal Retirement Benefits or vested Early Retirement Benefits, as the case may be, if his employment is terminated for any reason other than death or Disability prior to attaining age 55, or if, having attained age 55, he thereafter resigns other than for Good Reason, is terminated for Cause, or violates any of the provisions of Section 3 of this Agreement.

(d) Payment of Normal Retirement Benefits in the Event of Disability. Anything in this Section 2C to the contrary notwithstanding, in the event of the Executive’s Disability, the Executive shall be entitled to fully vested Normal Retirement Benefits, commencing as of the first of the month following the month in which Disability occurs, subject to forfeiture of any unpaid Normal Retirement Benefits if he thereafter violates any of the provisions of Section 3C of this Agreement.

(e) Payment of Normal Retirement Benefits or Early Retirement Benefits in the Event of Death. If Executive dies having vested Normal Retirement Benefits or Early Retirement Benefits, whether or not any such Normal Retirement Benefits or Early Retirement Benefits have been paid at the date of death, payment of the vested Normal Retirement Benefits or Early Retirement Benefits shall be paid over ten years, commencing as of the first of the month following the month in which death occurs if death occurs during employment, or continued for the balance of the ten-year term in process if vested Normal Retirement Benefits or Early Retirement Benefits are being currently paid at death, as the case may be, to the Executive’s designated beneficiary or beneficiaries or in default of such designation to the Executive’s estate.

(f) Adjustment in Normal Retirement Benefits and Early Retirement Benefits. Effective in the year commencing January 1, 2005, Normal Retirement Benefits shall be increased to Forty Five Thousand Dollars ($45,000) annually; and early Retirement Benefits shall increase to Twenty Five Thousand Dollars ($25,000) annually at age 55, plus Two Thousand Dollars ($2,000) for each full year of age attained between ages 55 and 65 at the date of early retirement to a maximum of Forty Three Thousand Dollars ($43,000) at age 64. Effective in the year commencing January 1, 2115, Normal Retirement Benefits shall be increased to Fifty Thousand Dollars ($50,000) annually; and early Retirement Benefits shall increase to Thirty Thousand Dollars ($30,000) annually at age 55, plus Two Thousand Dollars ($2,000) for each full year of age attained between ages 55 and 65 at the date of early retirement to a maximum of Forty Eight Thousand Dollars ($48,000) at age 64. Additionally, Normal Retirement Benefits and Early Retirement Benefits as provided for in this Section 2C shall be further increased by the percentage to the extent, if any, in each year from and after calendar year 1995, the Consumer Price Index for December exceeds the Consumer Price Index for the preceding December by more than ten percent (10%). “Consumer Price Index” shall mean the revised “Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) - United States. All items (1967 = 100)” published by the Bureau of Labor Statistics, U.S. Department of Labor.

(g) All deferred compensation amounts payable or otherwise provided to Executive pursuant to this Section 2(C) shall be effective only to the extent it complies with the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder relating to deferred compensation, as promulgated from time to time (“Section 409A”). In the event that this Section 2(C) does not conform to Section 409A, Executive agrees that the Company may take such reasonable actions as may be necessary to bring this Section 2(C) into compliance with Section 409A, while at the same time providing Executive with substantially comparable economic benefits.

2D. Term.

(a) The Employment Period shall begin on the Closing and end on the fifth anniversary of the Closing, and shall automatically be extended at each anniversary of the Closing on the same terms and conditions set forth herein, as modified from time to time by the parties hereto, for one additional year, unless the Company or Executive gives the other party written notice of election not to so extend the Employment Period at least 60 days prior to any such extension date; provided that (i) the Employment Period shall terminate prior to such date immediately upon the death or Disability of Executive, (ii) the Employment Period may be terminated by the Company at any time prior to such date with or without Cause and (iii) the Employment Period may be terminated by Executive at any time prior to such date.

(b) If the Employment Period is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) because the Company elects not to renew the Employment Period and as a result Executive is no longer employed by the Company or its subsidiaries on substantially the same terms as set forth herein, Executive shall be entitled to receive the Base Salary through the date of termination plus the applicable Severance Payment. The “Severance Payment” shall be calculated as follows: in the event the Employment Period is terminated on or prior to the first anniversary of the Closing, the Severance Payment shall be an amount equal to three (3) times the Base Salary; in the event the Employment Period is terminated after the first anniversary of the Closing, but prior to the fourth anniversary of the Closing, the Severance Payment shall be an amount equal to two (2) times the Base Salary; and in the event the Employment Period is terminated at any time after the fourth anniversary of the Closing, or employment is terminated because the Company elects not renew the Employment Period, the Severance Payment shall be an amount equal to the Base Salary. The Severance Payment shall be payable in equal monthly installments over a period of years equal to the multiplier used to determine the Severance Payment (e.g., if the Severance Payment is equal to three (3) times the Base Salary, the Severance Payment shall be payable in equal monthly installments over three (3) years). In addition, during the period over which the Severance Payment is made, Executive shall be entitled to continued health coverage on the same basis that such coverage was provided to Executive prior to the termination of the Employment Period, provided that coverage shall end earlier if and when Executive becomes entitled to comparable coverage under another employer’s health plan. As a condition to the Company’s obligations to make the Severance Payments to Executive pursuant to this Section 2D(b), Executive must (a) continue to comply with the restrictive covenants contained in Section 3, and (b) execute and deliver a general release agreement in form and substance satisfactory to the Company.

(c) If the Employment Period is terminated for any reason other than (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) because the Company elects not to renew the Employment Period and as a result Executive is no longer employed by the Company or its subsidiaries on substantially the same terms as set forth herein, Executive shall be entitled to receive only the Base Salary through the date of termination.

(d) Except as otherwise provided herein, all of Executive’s rights to compensation and benefits (including bonus compensation) which accrue or become payable after the termination of the Employment Period shall cease upon such termination, other than reimbursement pursuant to Section 2B(d). Notwithstanding the foregoing, Executive’s continued rights with respect to outstanding awards, including the Option, under the Company’s equity compensation plans shall be determined in accordance with the terms of such plans and any related agreements, and Executive’s continued rights under the terms of any compensation or benefit plans (including the Company’s vacation policy, tax-qualified and nonqualified plans, Bonus Plan and welfare plans) shall be determined under the terms of such plans, or in the case of the Executive’s deferred compensation benefit, under the terms of Section 2(C) of this agreement. The Company may offset any amounts due and payable by Executive to the Company or its subsidiaries against any amounts the Company owes Executive hereunder.

Section 3. Restrictive Covenants

3A. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while providing services to the Company and its subsidiaries concerning the business or affairs of the Company, any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore,

Executive agrees that he shall not disclose to any unauthorized person or use for their own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company, any of its subsidiaries which he may then possess or have under his control.

3B. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while providing services the Company, its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

3C. Non-Compete; Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he has and shall become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information and that his services shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive has agreed that during the Employment Period and continuing for the later of (i) 12 months after termination of the Employment Period and (ii) the period during which the Severance Payment, if any, is being paid pursuant to Section 2D(b) (the “Noncompete Period”), to not directly or indirectly own any interest in, manage, control, participate in, consult with, advise, render services for, or in any manner engage in the business of owning, operating, managing, any business that is competitive with the business which the Company or its subsidiaries conducts at the time the Employment Period is terminated. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Employment Period and continuing for the later of (i) 24 months after termination of the Employment Period and (ii) the period during which the Severance Payment, if any, is being paid pursuant to Section 2D(b) (the “Nonsolicitation Period”), Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during the 12-month period preceding such hiring; or (iii) induce or attempt to induce any material customer, supplier, licensee, licensor or other business relation of the Company, its subsidiaries to cease doing business with the Company or such subsidiary, other than in connection with ordinary course post-termination competitive activities undertaken as permitted in Section 3C(a).

3D. Enforcement. If, at the time of enforcement of Sections 3A, 3B, or 3C of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because he has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement by Executive. Therefore, in the event a breach or threatened breach of this Agreement by Executive, the Company or its subsidiaries or their respective successors or assigns may, in addition to other rights and remedies existing in their favor apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of a violation by Executive of Section 3C, the Noncompete Period and the Nonsolicitation Period shall be tolled, as applicable, until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 3C are reasonable.

3E. Certain Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by him does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which he is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that results in any conflict with this Agreement, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, (iv) Executive does not own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business other than the business of Tube City Holdings and its subsidiaries, except for owning interests in companies whose stock is publicly traded on an exchange or interests in an investment fund or similar vehicle with respect to which Executive has no direct or indirect authority or influence over the investments thereof, and (v) upon the Closing assuming payment of all amounts due under the Current Agreement, no amounts will be owing to Executive from the Company, Tube City or any of their predecessors, subsidiaries or affiliates in respect of Executive’s employment prior to the Closing, other than base salary accrued since the payroll date preceding the Closing, accrued and unpaid bonus for the preceding fiscal year, accrued benefits due under the written terms of any Tube City or Tube City Holdings benefit plan or the Current Agreement, expenses incurred and payable in accordance with past practice, payment in respect of the Executive’s equity interest in Tube City Holdings as provided in the Unit Purchase Agreement and related documents or the Current Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. In no event shall Executive be entitled to any payments, damages or other recoveries on the termination of the Employment Period, other than as set forth in Section 2D of this Agreement.

3F. Other Businesses. Without limiting the generality of any other provision of this Agreement, during the Employment Period, Executive hereby agrees that he will not, except with the express written consent of the Board, become engaged in, or render services for, any business other than the businesses of the Company and any of its subsidiaries, affiliates or any corporation, partnership or other entity in which the Company or any of its subsidiaries or affiliates has an equity interest, or any business which Executive provides services to at the request of Wellspring.

3G. Survival. This Section 3 (other than Section 3F) shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3H. Termination of Existing Employment Agreements. Subject to Section 4D(a), this Agreement embodies the complete agreement and understanding among the parties relating to the terms of Executive’s employment with the Company and/or any of its subsidiaries and affiliates and, effective as of the Closing, supersedes and preempts any prior understandings, agreements or representations by or among the parties and any direct or indirect subsidiary or affiliate of the Company, Tube City (or any predecessor of Tube City, any of their direct or indirect subsidiaries, or affiliates), written or oral, which may have related to the subject matter of this Agreement in any way, including, without limitation, the Current Agreement.

Section 4. Certain Definitions; Miscellaneous.

4A. Certain Definitions.

“Board” means the Board of Directors of the Company.

“Cause” means any of the following by Executive: (i) the Executive’s commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) conduct that brings or is reasonably likely to bring the Company or any of its subsidiaries or affiliates into public disgrace or disrepute and that the Company’s or any subsidiary’s or affiliate’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if curable, is not cured within 10 days after notice thereof to Executive by the Company), (iv) gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its subsidiaries or affiliates (which, if curable, is not cured within 10 days after notice thereof to Executive by the Company), or (v) any material breach of this Agreement (which, if curable, is not cured within 10 days after notice thereof to Executive by the Board).

“Disability” means any physical or mental incapacitation which results in Executive’s inability to perform his duties and responsibilities hereunder, as determined by the Board in its good faith judgment, for a consecutive period of 90 days or for a period of 120 days in any 360 day period.

“Good Reason” means (i) a material default by the Company in the performance of its obligations under this Agreement which is not cured within 30 days after receipt of written notice from Executive describing the default in reasonable detail; (ii) relocation of Executive from his place of employment described in Section 2C(d) without Executive’s consent; (iii) a material diminution in Executive’s duties or other material adverse change in his employment relationship unilaterally imposed by the Company (or its successor) within 18 months following a Change in Control (as defined in the Stock Option Plan), after at least 30 days written notification provided by the Executive; or (iv) failure by the Company to secure in writing the agreement of any successor entity to the Company to assume the Agreement, including a successor to all or substantially all of the assets of the Company.

4B. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after being sent by reputable overnight courier service (charges prepaid).

4C. Notices to Executive:

  Joseph Curtin

  1589 Stone Mansion Drive

  Sewickley, PA 15143

  Notices to the Company:

  Mill Services Corporation

  c/o Wellspring Capital Partners III, L.P.

  Lever House

  390 Park Avenue

  New York, New York 10022-4608

  Attn: Alex Carles

  Telecopy No.: (212)318-9810

  With a copy to:

  Morgan, Lewis & Bockius LLP

  101 Park Avenue

  New York, New York 10178

  Attn: David W. Pollak, Esq.

  Telecopy No.: (212)309-6001

4D. General Provisions.

(a) Conditions to Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective until the Closing. In the event the closing of the transactions contemplated by the Unit Purchase Agreement have not then occurred, this Agreement shall terminate upon the termination of the Unit Purchase Agreement.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable without the prior written consent of the Company.

(e) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only in a writing signed by the Company (with the prior written approval of the Board) and Executive.

(g) No Strict Construction. Notwithstanding that this Agreement has been drafted or prepared by one of the parties hereto, each of the parties hereto confirm that each party and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties, and no rule of strict construction shall be applied against any party.

(h) Third-Party Beneficiaries. The parties hereto acknowledge and agree that Wellspring is a third party beneficiary of this Agreement. This Agreement will inure to the benefit of and be enforceable by Wellspring and its successors and assigns.

*        *        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

MILL SERVICES CORPORATION

By:	/s/ Alexander E. Carles

Its:

/s/ JOSEPH CURTIN
JOSEPH CURTIN